Exhibit 99.2

Prioritizing Quality and Safety

At ElectraMeccanica, safety and quality are a top priority. That is why today we have announced a voluntary recall of the SOLO (G3) vehicle.

Protecting our customers and their ability to drive our unique EV both safely and enjoyably is of importance to us. That is why, out of an abundance of caution, we have also paused deliveries and sales of the SOLO while we investigate this issue.

Specifically, while driving, the vehicle may experience a loss of propulsion. An instrument cluster warning light illuminates, and the driver will experience a loss of power as the vehicle decelerates as if removing their foot from the accelerator pedal. Steering, braking, and lighting systems are not impacted. The vehicle can be restarted after a short period of time. In the event of sudden loss of propulsion, the vehicle maintains all other critical functionality including power steering, braking, and lighting, and in most instances allows the driver to pull over. However, due to the unexpected loss of propulsion, there may be an increased risk of crash, albeit the Company has not received any reports of injuries or crashes.

We urge any customers who have questions or notice any issues whatsoever to contact our Customer Service Line at 1-888-457-SOLO (7656) when prompted select “1” and select “1” again; or email at service@electrameccanica.com

Sincerely

Susan E. Docherty, ElectraMeccanica CEO, interim COO and Board Member